Exhibit 23.3

Consent to be Named as Director Nominee

I hereby consent to being named as a nominee to the board of directors of J. Crew Group, Inc., in its Registration Statement on Form S-1 and any and all amendments and supplements thereto, to be filed with the Securities and Exchange Commission, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Mary Ann Casati
Mary Ann Casati

Dated: June 20, 2006